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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                           Jurisdiction
Subsidiary                                                 of Incorporation
-------------------------------------------                ----------------

American Factoring, Inc.                                   Nevada

Limited Too Store Planning, Inc.                           Ohio

Limited Too Purchasing, Inc.                               Ohio

Limited Too Catalog Production, Inc.                       Ohio

Limited Too Direct, LLC                                    Ohio

Limited Too Creative Design, Inc.                          Ohio

Mish Mash, LLC                                             Ohio

Too Brands Investment, LLC                                 Ohio

Too G.C., LLC                                              Ohio

Too Brands, Inc.                                           Ohio